Exhibit 23.4

THIRD PARTY REVIEWER CONSENT

We consent to the reference to us in the Annual Report on Form 10-K for the year ended December 31, 2018 and the incorporation by reference of such report in the Prospectus constituting a part of this Registration Statement on Form S-3 of Hecla Mining Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Date: February 21, 2019

On behalf of Amec Foster Wheeler E&C Services, Inc.

/s/ Edward J.C. Orbock III

US Manager, Consulting

Amec Foster Wheeler E&C Services, Inc. (a Wood. company)